Exhibit 99.1

Universal Gold Mining Corp. Announces Further Promising Metallurgical Results on Toldafria Samples and Initiation of Access Road Construction

September 17, 2010 (NEW YORK, NEW YORK): Universal Gold Mining Corp. (OTCBB: UGDM.OB) (“Universal Gold” or “the Company”) announces additional metallurgical results on samples from the Toldafria property near the city of Manizales in the Department of Caldas, Colombia.  Universal Gold has earned a 25% interest in the Toldafria project by paying $2.3 million in June 2010 and has the right to earn up to an additional 25% interest through the expenditure of an additional aggregate of $5.7 million in 2011 and 2012.

Gustavson Associates recently tabled an NI 43-101 compliant report which concluded that the Toldafria property holds an inferred gold resource of 614,000 ounces in 10.84 million metric tonnes of rock with an average grade of 1.76 grams/metric ton, at a cut-off grade of 0.3 grams/metric ton.  Conventional channel sampling of the historical underground workings on the Toldafria property continues according to schedule.

Recently reported (August 19, 2010) metallurgical testing at the Resource Development Inc. (“RDi”) laboratory of Wheat Ridge, Colorado, on 20 individual composites from the Toldafria property resulted in an average overall gold recovery of 69% at a grind of 80% -48 mesh (295 microns).

As a result of this work a single composite sample, comprised of the 20 composites tested at RDi, was shipped to the Met-Solve Laboratory in Burnaby, British Columbia for additional metallurgical test work and gold recovery optimization.  Direct gravity recovery using a laboratory scale Falcon SB-40 concentrator with intermediate grinding, yielded an overall gold recovery of 86.8%, with the composite sample gold grade reported as 2.79 g/t.

Mr. Andrew Neale, P.Eng., a metallurgical engineer with over 20 years of industry experience and a member of the Company’s Board of Directors, commented that “These are truly outstanding results at this stage of the project and confirms the anecdotal evidence of high gravity recoverable gold from materials historically mined on the Toldafria property.”

Work is underway to evaluate opportunities to further increase gold recovery using froth flotation of the gravity circuit tailings.  The Company believes that gravity concentration and froth flotation are two low cost approaches to gold recovery that can potentially avoid the use of cyanide leaching on the property.

Next steps on the Exploration Program

On September 1, 2010, a Notice to Proceed and approval to start construction were issued by Corpocaldas, the regional authority of Caldas, for a 4 kilometer access road from the existing road to the exploration camp located on the Toldafria property.  Completion of this road, scheduled for November of this year, will allow drill rigs, excavators and other support equipment to access the property to support further exploratory investigation of the gold mineralization along strike, laterally and at depth.

The Company plans to continue underground Channel Sampling in the greater than 4 kilometers of additional underground workings recently discovered on the property.  The Company plans to initiate trenching once requisite permissions are received, and plans to begin follow-up drilling once the proposed access road affords drill-rig access to the property and appropriate permissions are received.

Forward Looking Statements:

Certain statements in this news release are forward-looking statements, which are subject to certain risks and uncertainties.  Words such as “expects,” “intends,” “plans,” “may,” “could,” “should,” “anticipates,” “likely,” “believes” and words of similar import also identify forward-looking statements.  Forward-looking statements are based on current facts and analyses and other information that are based on forecasts of future results, estimates of amounts not yet determined and assumptions of management.  There can be no assurance that the Toldafria prospect will be successfully acquired by CVME and any property interests therein earned by or, if earned, received by the Company.  Actual results may differ materially from those currently anticipated due to a number of factors beyond the reasonable control of the company, including, but not limited to, the Company's ability to identify corporate acquisition and/or joint venture opportunities, to establish the technical and managerial infrastructure and to raise the required capital to take advantage of, and successfully participate in, any such opportunities, future economic conditions, political stability and metals prices.  Additional information on risks and other factors that may affect the business and financial results of the Company can be found in filings of the company with the U.S. Securities and Exchange Commission.  Except as otherwise required by law, the Company disclaims any obligations or undertaking to publicly release any updates or revisions to any forward-looking statement contained in this news release to reflect any change in the Company’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

For More Information please visit www.universalgoldmining.net or
Email: info@universalgoldmining.net or
Phone: 604-443-6420